TEXAS PACIFIC GROUP Logo



                                                January 22, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washignton, DC 20549

     This letter confirms that Richard A. Ekleberry and James J. O'Brien are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.


                                                        Very truly yours,


                                                        /s/ Eugene J. Frantz
                                                        -------------------
                                                        Eugene J. Frantz